Exhibit 4.7

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER MAY NOT BE SOLD, PLEDGED, OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR PURSUANT TO RULE 144 OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.

WARRANT TO PURCHASE COMMON STOCK

Warrant No. 2010-[42]

Issuer:	COMPLETE GENOMICS, INC., a Delaware corporation
Number of Shares:	49,834
Class of Stock:	Common Stock, $0.001 par value
Exercise Price:	$7.224
Issue Date:	December 17, 2010
Expiration Date:	December 17, 2020

THIS WARRANT CERTIFIES THAT, for the agreed upon purchase price of $ 1.00 and for other good and valuable consideration, including the execution and delivery of that certain Loan and Security Agreement dated as of December 17, 2010 (the “Loan Agreement”), this Warrant is issued to ATEL VENTURES, INC., in its capacity as Trustee for its assignee affiliated funds identified in that certain Amendment and Restatement of Inter-Company Trust Agreement for Warrants dated as of January 1, 2007, as amended by Amendment No. 1 dated as of March 15, 2010, and as may be further amended and restated from time to time, and deemed effective as of July 20, 2004, (“Holder”) by COMPLETE GENOMICS, INC., a Delaware corporation (the “Company”).

1. ISSUANCE.

Subject to the terms and conditions hereinafter set forth, the Holder is entitled upon surrender of this Warrant and the duly executed exercise form annexed hereto as Appendix 1, at the office of the Company, at 2071 Stierlin Court, Mountain View, CA 94943, or such other office as the Company shall notify the Holder of in writing, to purchase from the Company up to 49,834 of fully paid and non-assessable shares (the “Shares”) of the Company’s Common Stock, $0.001 par value per share (“Common Stock”), at a purchase price per share of $7.224 (the “Exercise Price”). This Warrant may be exercised in whole or in part at any time and from time to time until 5:00 PM, Pacific time, on the Expiration Date set forth above, and shall be void thereafter. Until such time as this Warrant is exercised in full or expires, the Exercise Price and the Shares are subject to adjustment from time to time as hereinafter provided.

2. EXERCISE

(a) Method of Exercise. Holder may exercise this Warrant by delivering this Warrant together with a duly executed Notice of Exercise in substantially the form attached as Appendix 1 hereto to the principal office of the Company. Unless Holder is exercising the conversion right set forth in Section 2(b), Holder shall also deliver to the Company a check for the aggregate Exercise Price for the Shares being purchased.

(b) Conversion Right. In lieu of exercising this Warrant as specified in Section 2(a), Holder may from time to time, if and only if the Fair Market Value (as defined below) is determinable pursuant to Section 2(c), convert this Warrant, in whole or in part, into a number of Shares determined as follows:

	X	=	Y (A-B)
A
where:	X	=	the number of Shares to be issued to the Holder.

	Y	=	the number of Shares with respect to which this Warrant is being exercised.

	A	=	the Fair Market Value (as determined pursuant to Section 2 (c) below) of one Share.

	B	=	the Exercise Price.

(c) Fair Market Value.

(i) If shares of Common Stock are traded on a nationally recognized securities exchange, the “Fair Market Value” of one Share shall be the average closing sale price of a share of Common Stock over the ten (10) day trading period immediately preceding the date of Holder’s Notice of Exercise to the Company.

(ii) If the Fair Market Value cannot be determined pursuant to Section 2(c)(i), the Board of Directors of the Company shall determine the Fair Market Value of a share of Common Stock in its reasonable good faith judgment.

(d) Delivery of Certificate and New Warrant. Promptly after Holder exercises or converts this Warrant, the Company shall deliver to Holder certificates for the Shares acquired and, if this Warrant has not been fully exercised or converted and has not expired, a new Warrant representing the right to purchase the Shares not so acquired.

(e) Replacement of Warrants. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of mutilation, on surrender and cancellation of this Warrant, the Company at its expense shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor.

(f) Assumption on Sale, Merger, or Consolidation of the Company.

(i) “Acquisition”. For the purpose of this Warrant, “Acquisition” means any sale, transfer, exclusive license, or other disposition of all or substantially all of the assets of the Company, or any acquisition, reorganization, consolidation or merger of the Company where the holders of the Company’s outstanding voting equity securities immediately prior to the transaction beneficially own less than 50.01% of the outstanding voting equity securities of the surviving or successor entity immediately following the transaction.

(ii) A “Cash Acquisition” means any Acquisition in which the consideration received by the Company or its stockholders consists solely of cash and/or cash equivalents.

(iii) A “True Asset Sale’’ means an Acquisition that is an “arms length” sale of all or substantially all of the Company’s assets (and only its assets) to a third party that is not an affiliate of the Company.

(iv) Acquisitions Other Than Cash Acquisitions, True Asset Sales. Upon the closing of any Acquisition (other than a Cash Acquisition or True Asset Sale), then this Warrant shall be assumed by the surviving entity and shall be exercisable for the same securities and property as would be payable for the Shares issuable upon exercise of the unexercised portion of this Warrant as if such Shares were outstanding on the record date for the Acquisition and subsequent closing. The Exercise Price shall be adjusted accordingly, and the Exercise Price and number and class of Shares shall continue to be subject to adjustment from time to time in accordance with the provisions hereof. Upon the closing of any Cash Acquisition or True Asset Sale, then, to the extent not exercised or converted on or before the closing of such Acquisition, this Warrant shall terminate and be of no further force or effect. The Company shall provide the Holder with written notice of the foregoing Acquisitions (together with such reasonable information as the Holder may request in connection with such contemplated Acquisition giving rise to such notice), which is to be delivered to Holder not less than ten (10) days prior to the closing of the proposed Acquisition.

(v) Company’s Agreement Upon Acquisition. If upon the closing of any Acquisition that is neither a Cash Acquisition or True Asset Sale, the successor entity does not assume the obligations of this Warrant as required under clause (iv) of this Section 2(0 and Holder has not otherwise exercised this Warrant in full, then Holder shall have the option either to (a) deem this Warrant to have been automatically converted pursuant to the terms herein and thereafter Holder shall participate in the Acquisition on the same terms as other holders of the same class of securities of the Company; or (b) require the Company to purchase this Warrant on the closing date of the Acquisition for cash in an amount per Warrant Share equal to the greater of (i) one and one half (1.5) times the Exercise Price, less the Exercise Price or (ii) the excess (if any) of the Fair Market Value of a Wan-ant Share over the Exercise Price.

3. ADJUSTMENTS.

(a) Stock Dividends, Splits. Etc. If the Company declares or pays a dividend on the outstanding shares of Common Stock, payable in Common Stock or other securities, then upon exercise of this Warrant, for each Share acquired, Holder shall receive, without additional cost to Holder, the total number and kind of securities to which Holder would have been entitled had Holder owned the Shares of record as of the date the dividend or subdivision occurred. If the outstanding Common Stock is subdivided into a greater number of shares, the Exercise Price shall be proportionately decreased and the number of Shares shall be proportionately increased.

(b) Reclassification, Exchange or Substitution. Upon any reclassification, exchange, substitution, or other event that results in a change of the number and/or class of the securities issuable upon exercise or conversion of this Warrant, Holder shall be entitled to receive, upon exercise or conversion of this Warrant, the number and kind of securities and property that Holder would have received for the Shares upon such an event if this Warrant had been exercised immediately before such reclassification, exchange, substitution, or other event. The Company or its successor shall promptly issue to Holder a new Warrant for such new securities or other property in exchange for this Warrant. The new Warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 3 including, without limitation, adjustments to the Exercise Price and to the number and type of securities or property issuable upon exercise of the new Warrant. The provisions of this Section 3(b) shall similarly apply to successive reclassifications, exchanges, substitutions, or other events.

(c) Adjustments for Combinations, Etc. If the outstanding shares of Common Stock are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the Exercise Price shall be proportionately increased and the number of Shares shall be proportionately decreased.

(d) No Impairment. The Company shall not, by amendment of its Certificate of Incorporation or Bylaws, or through a reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Warrant by the Company, but shall at all times in good faith assist in carrying out of all the provisions of this Section 3 and in taking all such action as may be necessary or appropriate to protect Holder’s rights under this Article against impairment.

(e) Fractional Shares. No fractional Shares shall be issuable upon exercise or conversion of this Warrant and the number of Shares to be issued shall be rounded down to the nearest whole Share. If a fractional Share interest arises upon any exercise or conversion of this Warrant, the Company shall eliminate such fractional Share interest by paying Holder an amount computed by multiplying such fractional interest by the Fair Market Value (determined in accordance with Section 2(c) above) of one Share.

(f) Certificate as to Adjustments. Upon each adjustment of the Exercise Price, number of Shares or class of security for which this Warrant is exercisable, the Company at its expense shall promptly compute such adjustment, and furnish Holder with a certificate of its chief financial officer setting forth such adjustment and the facts upon which such adjustment is based. The Company shall, upon written request, furnish Holder a certificate setting forth the Exercise Price, number of Shares class of security for which this Warrant is exercisable in effect upon the date thereof and the series of adjustments leading to such Exercise Price, number of Shares and class of security.

4. REPRESENTATIONS AND COVENANTS OF THE COMPANY.

(a) Representations and Warranties. The Company hereby represents and warrants to Holder as follows:

(i) All Shares which may be issued upon the due exercise of this Warrant shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws.

(ii) The Company covenants that it shall at all times cause to be reserved and kept available out of its authorized and unissued shares such number of shares of its Common Stock and other securities as will be sufficient to permit the exercise in full of this Warrant and the conversion or exchange of such Common Stock into or for such other securities.

(iii) The execution and delivery by the Company of this Warrant and the performance of all obligations of the Company hereunder, including the issuance to Holder of the right to acquire the shares of Common Stock, have been duly authorized by all necessary corporate action on the part of the Company, and the Loan Agreement and this Warrant are not inconsistent with the Company’s Certificate of Incorporation or Bylaws, do not contravene any law or governmental rule, regulation or order applicable to it, do not and will not contravene any provision of, or constitute a default under, any indenture, mortgage, contract or other instrument to which it is a party or by which it is bound, and the Loan Agreement and this Warrant constitute legal, valid and binding agreements of the Company, enforceable in accordance with their respective terms.

(iv) No consent or approval of, giving of notice to, registration with, or taking of any other action in respect of any state, Federal or other governmental authority or agency is required with respect to the execution, delivery and performance by the Company of its obligations under this Warrant, except for the filing of notices pursuant to Regulation D under the 1933 Act and any filing required by applicable state securities law, which filings will be effective by the time required thereby.

(b) Notice of Certain Events. If the Company proposes at any time (a) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock, or other securities and whether or not a regular cash dividend; (b) to offer for subscription pro rata to the holders of Common Stock any additional shares of stock of any class or series or other rights; (c) to effect any reclassification or recapitalization of its Common Stock; (d) to merge or consolidate with or into any other corporation, or sell, lease, license, or convey all or substantially all of its assets, or to liquidate, dissolve or wind up; or (e) offer holders of registration rights the opportunity to participate in an underwritten public offering of the company’s securities for cash, then, in connection with each such event, the Company shall give Holder (1) at least 30 days prior written notice of the date on which a record will be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of securities of the Company shall be entitled to receive such dividend, distribution or rights) or for determining rights to vote, if any, in respect of the matters referred to in (c) and (d) above, (2) in the case of the matters referred to in (c) and (d) above at least 30 days prior written notice of the date when the same will take place (and specifying the date on which the holders of securities of the Company will be entitled to exchange their securities of the Company for securities or other property deliverable upon the occurrence of such event): and (3) in the case of the matter referred to in (e) above, the same notice as is given to the holders of such registration rights.

(d) Registration Under Securities Act of 1933, as amended. In the event that the Holder of this Warrant would not be able to immediately sell all of the Shares issuable upon exercise of this Warrant pursuant to Rule 144 under the Securities Act, the Company agrees to amend that certain Fourth Amended and Restated Investor Rights Agreement among the Company, Holder and the other parties named therein dated as of August 6, 2010 (“IRA”) to make Holder a party thereto and to grant the Shares certain registration rights as set forth therein. Notwithstanding anything to the contrary in the IRA, such registration rights shall be pari passu with the rights of all other Holders, as defined therein. Upon becoming a party to the IRA, Holder agrees to be bound by the Stand-Off Agreement set forth in Section 1.14 thereof.

5. REPRESENTATIONS AND WARRANTIES OF THE HOLDER. The Holder hereby represents and warrants to the Company as follows:

(a) Purchase for Own Account. This Warrant and the Shares are being acquired for investment for Holder’s account, not as a nominee or agent, and not with a view to the public resale or distribution.

(b) Disclosure of Information. Holder has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the acquisition of this Warrant and the Shares.

(c) Investment Experience. Holder understands that the purchase of this Warrant and the Shares involves substantial risk. Holder has experience as an investor in securities of companies in the development stage and acknowledges that Holder can bear the economic risk of Holder’s investment in this Warrant and the Shares and has such knowledge and experience in financial or other business matters that Holder is capable of evaluating the merits and risks of its investment in this Warrant and the Shares.

(d) Accredited Investor. Holder is an “accredited investor” within the meaning of Regulation D of the Act.

(e) The Act. Holder understands that this Warrant and the Shares have not been registered under the Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of Holder’s investment intent as expressed herein. Holder understands that this Warrant and the Shares must be held indefinitely unless subsequently registered under the Act and qualified under applicable state securities laws, or unless exemption from such registration and qualification is otherwise available.

5. MISCELLANEOUS.

(a) Automatic Conversion upon Expiration. In the event that, upon the Expiration Date, the Fair Market Value of one Share (or other security issuable upon the exercise hereof) as determined, and if determinable, in accordance with Section 2(c) above is greater than the Exercise Price in effect on such date, then this Warrant shall automatically be deemed on and as of such date to be converted pursuant to Section 2(b) above as to all Shares (or such other securities) for which it shall not previously have been exercised or converted, and the Company shall promptly deliver a certificate representing the Shares (or such other securities) issued upon such conversion to the Holder.

(b) Legends. This Warrant and the Shares shall be imprinted with a legend in substantially the following form:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR PURSUANT TO RULE 144 OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

(c) Compliance with Securities Laws on Transfer. This Warrant and the Shares (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of investment representation letters). The Company shall not require Holder to provide an opinion of counsel if the transfer is to an affiliate of Holder or if (a) there is no material question as to the availability of current information as referenced in Rule 144(c), (b) Holder represents that it has complied with Rule 144(d) and (e) in reasonable detail, (c) the selling broker represents that it has complied with Rule 144(f), and (d) the Company is provided with a copy of Holder’s notice of proposed sale.

(d) Transfer Procedure. Subject to the provisions of Section 5(c), Holder may transfer all or part of this Warrant and/or the Shares issuable upon exercise of this Warrant (or the securities issuable, directly or indirectly, upon conversion of the Shares, if any) at any time to any affiliate of Holder, or to any other transferee by giving the Company notice of the portion of the Warrant being transferred setting forth the name, address and taxpayer identification number of the transferee and surrendering this Warrant to the Company for reissuance to the transferee(s) (and Holder if applicable).

(e) Notices. All notices and other communications from the Company to the Holder, or vice versa, shall be deemed delivered and effective when given personally or sent by electronic facsimile transmission, express overnight courier service, or mailed by first-class registered or certified mail, postage prepaid, at such address as may have been furnished to the Company or the Holder, as the case may be, in writing by the Company or such holder from time to time, but in all cases, unless instructed in writing otherwise, the Company shall deliver a copy of all notices to Holder at 600 California Street, 6th Floor, San Francisco CA 94108, Attention: Associate General Counsel.

(f) Waiver. This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

(g) Remedies. In the event of any default hereunder, the non-defaulting party may proceed to protect and enforce its rights either by suit in equity and/or by action at law, including but not limited to an action for damages as a result of any such default, and/or an action for specific performance for any default where Holder will not have an adequate remedy at law and where damages will not be readily ascertainable. The Company expressly agrees that it shall not oppose an application by the Holder or any other person entitled to the benefit of this Warrant requiring specific performance of any or all provisions hereof or enjoining the Company from continuing to commit any such breach of this Warrant.

(h) Attorneys Fees. In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys’ fees.

(i) Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of California, without giving effect to its principles regarding conflicts of law.

IN WITNESS WHEREOF, the Company has caused this Warrant to Purchase Common Stock to be executed by its duly authorized representative as of the date first above written.

COMPANY COMPLETE GENOMICS, INC.

By:	/s/ Ajay Bansal
Name:	AJAY BANSAL
Title:	CFO

HOLDER ATEL VENTURES, INC., Trustee

By:	illegible
Name:
Title:

APPENDIX I

NOTICE OF EXERCISE

I. The undersigned hereby elects to purchase shares of the Common Stock of COMPLETE GENOMICS, INC. pursuant to Section 2(a) of the attached Warrant, and tenders herewith payment of the Exercise Price of such shares in full.

1. The undersigned hereby elects to convert the attached Warrant into Shares in the manner specified in Section 2(b) of the attached Warrant. This conversion is exercised with respect to              of shares of the Common Stock of COMPLETE GENOMICS, INC.

[Strike paragraph that does not apply.]

2. Please issue a certificate or certificates representing said shares in the name of the undersigned or in such other name as is specified below:

(Name)

(Address)

3. The undersigned represents it is acquiring the shares solely for its own account and not as a nominee for any other party and not with a view toward the resale or distribution thereof except in compliance with applicable securities laws.

(Date)	(Signature)